Exhibit 4.35

English Translation for Reference

Power of Attorney

I, Lai Fulin, a citizen of the People’s Republic of China (hereinafter referred to as “China”), with the Chinese ID card number: [Redacted], am a shareholder of Shenzhen PGW Seeds Co., Ltd. (hereinafter referred to as “PGW Seeds”), holding 5% equity interest of PGW Seeds. I hereby irrevocably authorize Mr. GUANGLIN LAI to exercise the following rights within the term of this Power of Attorney:

I authorize Mr. GUANGLIN LAI (passport number: [Redacted]) to represent me with full power to exercise any shareholder’s rights, including voting rights, to which I shall be entitled under the laws of China and the Articles of Association of PGW Seeds at shareholders’ meetings of PGW Seeds, including but without limited to execute legal documents in relation to the sale or transfer of all or part of my equity interest in PGW Seeds, and to act as my authorized representative at shareholders’ meetings of PGW Seeds to designate and appoint a general manager of PGW Seeds.

The above authorization and designation are conditional upon Mr. GUANGLIN LAI being a director of Agria Brother Biotech (Shenzhen) Co., Ltd. (hereinafter referred to as “Agria Brother”) and Agria Brother granting its consent to the above authorization and designation. Once Mr. GUANGLIN LAI leaves Agria Brother or Agria Brother notifies me of the termination of the above authorization and designation, I will immediately withdraw the authorization and designation made herein, and will designate and authorize any other personnel nominated by Agria Brother to exercise all my shareholder’s rights, including voting rights, to which I shall be entitled at shareholders’ meetings of PGW Seeds.

During the validly existing period of PGW Seeds, except for the early termination of the Exclusive Call Option Contract jointly signed by me, Agria Brother and PGW Seeds for any reasons, this Power of Attorney shall remain effective throughout the operating period of PGW Seeds from the date hereof.

/s/ Lai Fulin

March 13, 2013